NEWS RELEASE

The Hartford Announces Strong First Quarter 2024 Financial Performance

•First quarter 2024 net income available to common stockholders of $748 million ($2.47 per diluted share) increased 41% from $530 million ($1.66 per diluted share) over the same period in 2023. Core earnings* of $709 million ($2.34 core earnings per diluted share*) increased 32% from $536 million ($1.68 core earnings per diluted share) over the same period in 2023.
•Net income ROE of 18.5% and core earnings ROE* of 16.6%.
•Property & Casualty (P&C) written premiums rose 9% in first quarter 2024, driven by Commercial Lines and Personal Lines premium growth of 8% and 13%, respectively. Group Benefits fully insured ongoing premium growth of 2% in first quarter 2024.
•Commercial Lines first quarter combined ratio of 90.1 and underlying combined ratio* of 88.4.
•Group Benefits first quarter net income margin of 6.2% and core earnings margin* of 6.1%.
•Returned $491 million to stockholders in the first quarter, including $350 million of shares repurchased and $141 million in common stockholder dividends paid.
* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures.
** All amounts and percentages set forth in this news release are approximate unless otherwise noted.

HARTFORD, Conn., April 25, 2024 – The Hartford (NYSE: HIG) today announced financial results for the first quarter ended March 31, 2024.

"The Hartford’s first quarter 2024 financial results were excellent with a trailing 12-month core earnings ROE of 16.6 percent,” said The Hartford’s Chairman and CEO Christopher Swift. “Commercial Lines continues to generate strong top-line growth at highly profitable margins. Personal Lines results demonstrate progress towards restoring target profitability in auto and Group Benefits margins remained solid.”

The Hartford's Chief Financial Officer Beth Costello said, “Commercial Lines had an exceptional quarter with an underlying combined ratio of 88.4. Pricing, excluding workers’ compensation, accelerated to 9 percent in the quarter and remains above loss cost trends. Personal Lines achieved written price increases in auto of nearly 26 percent. Group Benefits continues to deliver solid results with a core earnings margin of 6.1 percent. We are actively managing our capital and returned $491 million through repurchases and dividends."

Swift continued, “We are off to a strong start in 2024. First quarter results reflect the consistency of our performance and stability of our margins, which give me great confidence in our ability to grow our franchise and deliver enhanced value for shareholders with an industry-leading ROE."

CONSOLIDATED RESULTS:

	Three Months Ended
($ in millions except per share data)	Mar 31 2024	Mar 31 2023	Change
Net income available to common stockholders	$748	$530	41%
Net income available to common stockholders per diluted share[1]	$2.47	$1.66	49%

Core earnings	$709	$536	32%
Core earnings per diluted share	$2.34	$1.68	39%

Book value per diluted share	$50.23	$44.27	13%
Book value per diluted share (ex. accumulated other comprehensive income (AOCI))[2]	$60.18	$54.55	10%

Net income available to common stockholders' return on equity (ROE)[3], last 12-months	18.5%	12.8%	5.7
Core earnings ROE[3], last 12-months	16.6%	14.3%	2.3
[1] Includes dilutive potential common shares; for net income available to common stockholders per diluted share, the numerator is net income less preferred dividends
[2] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
[3] Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is common stockholders’ equity including AOCI; for core earnings ROE, the denominator is common stockholders’ equity excluding AOCI

First quarter 2024 net income available to common stockholders of $748 million, or $2.47 per diluted share, improved from $530 million in first quarter 2023, primarily due to a higher P&C underwriting gain, driven by strong premium growth, higher net investment income, a change to net realized gains in 2024 from net realized losses in 2023, and an improvement in the Group Benefits loss ratio, driven by group life results. Included in the first quarter 2024 net income was a benefit of $24 million, before tax, from amortization of a deferred gain on retroactive reinsurance related to an adverse development cover for Navigators pertaining to 2018 and prior accident years (Navigator’s ADC).
First quarter 2024 core earnings of $709 million, or $2.34 per diluted share, compared with $536 million of core earnings in first quarter 2023. Contributing to the results were:
•Net investment income of $593 million, before tax, compared with $515 million in first quarter 2023 driven by higher yields on our fixed income portfolio and a higher level of invested assets.
•An increase in earnings generated by 10% growth in P&C earned premium.
•Net favorable prior accident year development (PYD) in core earnings of $32 million, before tax, in 2024 compared with net PYD of $0 million in core earnings in 2023. Net favorable PYD in first quarter 2024 primarily included reserve reductions in workers’ compensation and personal auto physical damage, partially offset by reserve increases in general liability, assumed reinsurance, and marine.
•Group Benefits loss ratio of 73.5 improved 1.7 points compared with 75.2 due to improved mortality experience in group life and favorable long-term disability claim recoveries, partially offset by higher incidence in Paid Family Leave and short-term disability products.
•P&C current accident year (CAY) catastrophe (CAT) losses of $161 million, before tax, in first quarter 2024, down from CAY CAT losses of $185 million in first quarter 2023.

March 31, 2024, book value per diluted share of $50.23 increased 1.6%, from $49.43 at Dec. 31, 2023, principally due to net income in excess of stockholder dividends through March 31, 2024, partially offset by greater net unrealized losses on investments within AOCI driven by higher interest rates, net of credit spread tightening, and the dilutive effect of share repurchases.
Book value per diluted share (excluding AOCI) of $60.18 as of March 31, 2024, increased 2.3%, from $58.83 at Dec. 31, 2023, as the impact from net income in excess of stockholder dividends through March 31, 2024 was partially offset by the dilutive effect of share repurchases.
Net income available to common stockholders' ROE (net income ROE) for the 12-month period ending March 31, 2024, was 18.5%, an increase of 5.7 points from first quarter 2023, primarily due to an increase in 12-month trailing net income available to common stockholders, and an increase in average net unrealized losses on investments in AOCI.
Core earnings ROE for the 12-month period ending March 31, 2024, was 16.6%, an increase of 2.3 points from first quarter 2023 due to higher trailing 12-month core earnings.

BUSINESS RESULTS:
Commercial Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2024	Mar 31 2023	Change
Net income	$573	$421	36%
Core earnings	$546	$436	25%
Written premiums	$3,362	$3,109	8%
Underwriting gain[1]	$301	$202	49%
Underlying underwriting gain[1]	$354	$317	12%
Losses and loss adjustment expense ratio
Current accident year before catastrophes	56.6	56.5	0.1
Current accident year catastrophes	3.6	5.0	(1.4)
Favorable prior accident year development	(1.8)	(0.8)	(1.0)
Expenses	31.5	31.7	(0.2)
Policyholder dividends	0.3	0.3	—
Combined ratio	90.1	92.7	(2.6)
Impact of catastrophes and PYD on combined ratio	(1.8)	(4.2)	2.4
Underlying combined ratio	88.4	88.5	(0.1)
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

First quarter 2024 net income of $573 million compared with net income of $421 million in first quarter 2023, principally due to higher net investment income, the impact of earned premium growth, more favorable PYD, a change to net realized gains in 2024 from net realized losses in 2023, and lower CAY CAT losses. PYD includes a $24 million, before-tax, benefit due to the amortization of the deferred gain related to the Navigators ADC.
Commercial Lines core earnings of $546 million in first quarter 2024 compared with $436 million in first quarter 2023. Contributing to the results were:
•10% growth in earned premium.

•Net investment income of $391 million, before tax, compared with $338 million in first quarter 2023.
•CAY CAT losses of $109 million, before tax, in first quarter 2024, primarily from winter storms, mainly in the Northeast, Pacific and South regions, as well as tornado, wind and hail events in the Midwest, South and mid-Atlantic regions, down from CAY CAT losses of $138 million in first quarter 2023.
•Net favorable PYD within core earnings of $32 million, before tax, in first quarter 2024, compared with $23 million of net favorable PYD within core earnings in first quarter 2023. The net favorable PYD in first quarter 2024 primarily includes reserve reductions in workers’ compensation and uncollectible reinsurance, partially offset by reserve increases in general liability, assumed reinsurance, and marine.
Combined ratio of 90.1 in first quarter 2024, improved from 92.7 in first quarter 2023, primarily due to a 2.4 point improvement in the loss and loss adjustment expense ratio, including 1.4 points of lower CAY CAT losses and 1.0 points of more favorable PYD (including 0.8 points of favorable development related to the amortization of the deferred gain). Underlying combined ratio of 88.4 improved from 88.5 in first quarter 2023.
•Small Commercial combined ratio of 89.0 improved from 90.8 in first quarter 2023, driven by 2.4 points of lower CAY CATs, partially offset by 0.6 points of less favorable PYD. Underlying combined ratio of 89.6 compared with 89.5 in first quarter 2023.
•Middle & Large Commercial combined ratio of 94.0 improved from 97.6 in first quarter 2023, including 1.4 points of lower CAY CATs, and 1.5 points of less unfavorable PYD. Underlying combined ratio of 89.2 improved from 89.9 in first quarter 2023, primarily due to a lower expense ratio.
•Global Specialty combined ratio of 87.8 improved from 88.7 in first quarter 2023, primarily due to a change from unfavorable PYD in 2023 to favorable PYD in 2024. The combined ratio included 2.8 points of favorable development due to the amortization of the deferred gain related to the Navigators ADC. Underlying combined ratio of 85.3 compared with 85.2 in first quarter 2023.
First quarter 2024 written premiums of $3.4 billion were up 8% from first quarter 2023, with increases across the segment, strong double-digit growth in new business, and the effect of renewal written price increases.

Personal Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2024	Mar 31 2023	Change
Net income (loss)	$34	$(1)	NM
Core earnings	$33	$0	NM
Written premiums	$844	$747	13%
Underwriting loss	$(13)	$(45)	71%
Underlying underwriting gain	$32	$22	45%
Losses and loss adjustment expense ratio
Current accident year before catastrophes	70.7	70.5	0.2
Current accident year catastrophes	6.4	6.4	—
Unfavorable (favorable) prior accident year development	(0.9)	2.7	(3.6)
Expenses	25.3	26.5	(1.2)
Combined ratio	101.6	106.1	(4.5)
Impact of catastrophes and PYD on combined ratio	(5.5)	(9.1)	3.6
Underlying combined ratio	96.1	97.0	(0.9)

Net income of $34 million in first quarter 2024 compared with a net loss of $1 million in first quarter 2023, driven by improved underwriting results and an increase in net investment income. Contributing to the improved underwriting results was the impact of higher earned premium and a lower loss and loss adjustment expense ratio of 76.3 compared with 79.6 in first quarter 2023.
Personal Lines core earnings of $33 million compared with $0 million in first quarter 2023. Contributing to the results were:
•10% growth in earned premium.
•$7 million, before tax, of favorable PYD in first quarter of 2024, compared with $20 million unfavorable PYD in first quarter 2023. The net favorable PYD in first quarter 2024 is driven by a reserve reduction in auto physical damage.
•Net investment income of $50 million, before tax, in first quarter 2024 compared with $38 million in first quarter 2023.
•An underlying loss and loss adjustment expense ratio of 70.7 in first quarter 2024 compared with 70.5 in first quarter 2023, with the modest increase primarily driven by elevated but moderating loss trends in auto and homeowners, partially offset by double-digit earned pricing increases.
•CAY CAT losses of $52 million, before tax, in first quarter 2024, including tornado, wind and hail events, mainly in the Midwest and South regions, as well as winter storms in the Pacific and South regions, compared with $47 million of CAY CAT losses in first quarter 2023.
Combined ratio of 101.6 in first quarter 2024, improved from 106.1 in first quarter 2023, primarily due to a 3.3 point improvement in the loss and loss adjustment expense ratio, including a change from unfavorable PYD of 2.7 points in 2023 to favorable PYD of 0.9 points in 2024, and a 0.9 point improvement in the underlying combined ratio. Underlying combined ratio of 96.1 improved from 97.0 in first quarter 2023, primarily due to a 1.2 point improvement in the expense ratio, and a lower non-CAT CAY homeowners loss ratio, partially offset by an increase in the underlying loss and loss adjustment expense ratio in auto.
•Auto combined ratio of 103.9 improved from 110.2 in first quarter 2023. The underlying combined ratio of 104.4 improved from 105.1 in first quarter 2023, primarily due to the impact of double-digit earned pricing increases, partially offset by higher marketing expenses and elevated but moderating severity in auto.
•Homeowners combined ratio of 96.2 improved from 96.8 in first quarter 2023. The underlying combined ratio of 77.0 improved from 78.9 in first quarter 2023, primarily due to the impact of double-digit earned pricing and favorable weather and non-weather frequency, partially offset by higher marketing expenses and elevated weather and non-weather severity.
The expense ratio of 25.3 improved 1.2 points from first quarter 2023 as the impact of higher earned premium was partially offset by higher direct marketing costs.
Written premiums in first quarter 2024 were $844 million compared with $747 million in first quarter 2023 with:
•Renewal written price increases in auto and homeowners of 25.7% and 15.2%, respectively, in response to increased loss cost trends.
•An increase in new business in both auto and homeowners from first quarter 2023 of $26 million, or 57%, and $13 million, or 62%, respectively.
•Lower effective policy count retention, driven by auto, due to renewal written price increases.

Group Benefits

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2024	Mar 31 2023	Change
Net income	$108	$92	17%
Core earnings	$107	$90	19%
Fully insured ongoing premiums	$1,585	$1,557	2%
Loss ratio	73.5%	75.2%	(1.7)
Expense ratio	25.4%	24.7%	0.7
Net income margin	6.2%	5.3%	0.9
Core earnings margin	6.1%	5.2%	0.9
Net income of $108 million in first quarter 2024 increased from $92 million in first quarter 2023, largely driven by improvement in the group life loss ratio, earnings generated from growth in fully insured ongoing premium, and higher net investment income, partially offset by an increase in the expense ratio and lower net realized gains. Core earnings were $107 million, up from $90 million in first quarter 2023, consistent with the growth in net income.
Fully insured ongoing premiums were up 2% compared with first quarter 2023, including an increase in exposure on existing accounts, new business sales and strong but lower persistency compared to a year ago. Fully insured ongoing sales were $444 million in first quarter 2024, compared with $474 million in first quarter 2023, due to lower group life sales, partially offset by an increase in group disability sales.
Loss ratio of 73.5 improved from 75.2 in first quarter 2023.
•Group life loss ratio of 82.6 improved 4.1 points largely driven by improved mortality trends.
•Group disability loss ratio of 70.1 improved 0.3 points primarily due to continued strong long-term disability claim recoveries, largely offset by higher incidence in Paid Family Leave and short-term disability products.
Expense ratio of 25.4 compared with 24.7 in first quarter 2023, primarily due to higher staffing costs, increased investments in technology, and higher commission expense, partially offset by the effect of higher earned premiums.
Net investment income of $114 million, before tax, compared with $110 million in first quarter 2023, primarily driven by higher yields on the fixed income portfolio, partially offset by lower income from limited partnerships and other alternative investments (LPs).

Hartford Funds

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2024	Mar 31 2023	Change
Net income	$45	$41	10%
Core earnings	$41	$37	11%
Daily average Hartford Funds AUM	$131,648	$127,084	4%
Mutual Funds and exchange-traded funds (ETF) net flows	$(2,511)	$(1,179)	(113)%
Total Hartford Funds AUM	$135,642	$127,180	7%
First quarter 2024 net income of $45 million, compared with $41 million in first quarter 2023, primarily resulting from an increase in fee income net of variable expenses driven by higher daily average Hartford Funds AUM.
Core earnings of $41 million compared with $37 million in first quarter 2023.
Daily average AUM of $132 billion in first quarter 2024 increased 4% from first quarter 2023.
Mutual fund and ETF net outflows totaled $2.5 billion in first quarter 2024, compared with net outflows of $1.2 billion in first quarter 2023.

Corporate

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2024	Mar 31 2023	Change
Net loss	$(15)	$(24)	38%
Net loss available to common stockholders	$(20)	$(29)	31%
Core loss	$(25)	$(35)	29%
Net investment income, before tax	$16	$10	60%
Interest expense and preferred dividends, before tax	$55	$55	—%
Net loss available to common stockholders of $20 million in first quarter 2024 compared with $29 million in first quarter 2023, primarily due to higher net investment income, higher net realized gains, and a higher tax benefit related to the vesting of stock-based compensation awards during the quarter.
First quarter 2024 core loss of $25 million compared with a first quarter 2023 core loss of $35 million, primarily due to an increase in net investment income and a higher tax benefit related to the vesting of stock-based compensation awards during the quarter.

INVESTMENT INCOME AND PORTFOLIO DATA:

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2024	Mar 31 2023	Change
Net investment income, before tax	$593	$515	15%
Annualized investment yield, before tax	4.1%	3.7%	0.4
Annualized investment yield, before tax, excluding LPs[1]	4.3%	3.8%	0.5
Annualized LP yield, before tax	1.3%	2.5%	(1.2)
Annualized investment yield, after tax	3.3%	3.0%	0.3
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
First quarter 2024 consolidated net investment income of $593 million compared with $515 million in first quarter 2023, primarily due to the impact of reinvesting at higher rates, a higher level of invested assets, and a higher yield on variable-rate securities, partially offset by lower income from LPs.
First quarter 2024 included $16 million, before tax, of LP income as compared with $26 million in first quarter 2023. Annualized LP yield, before tax, of 1.3% compared to 2.5% in first quarter 2023. Lower LP income was primarily driven by lower returns on real estate joint ventures and funds.
Net realized gains of $28 million, before tax, in first quarter 2024 compared to net realized losses of $7 million, before tax, in first quarter 2023, included lower net losses on sales of fixed income securities.
Total invested assets of $56.1 billion increased $0.2 billion from Dec. 31, 2023, primarily due to a net increase in book value, partially offset by lower valuations on fixed maturities driven by an increase in interest rates net of credit spread tightening.

CONFERENCE CALL
The Hartford will discuss its first quarter and full year 2024 financial results on a webcast at 9:00 a.m. EDT on Friday, April 26, 2024. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for March 31, 2024, and the first quarter 2024 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com.
The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website and/or social media channels to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts:    Investor Contact:
Michelle Loxton     Susan Spivak Bernstein
860-547-7413     860-547-6233
michelle.loxton@thehartford.com     susan.spivak@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended March 31, 2024
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$3,048	$813	$—	$1,585	$—	$—	$5,446
Fee income	11	8	—	54	250	10	333
Net investment income	391	50	18	114	4	16	593
Net realized gains	12	1	—	1	5	9	28
Other revenue	—	19	—	—	—	—	19
Total revenues	3,462	891	18	1,754	259	35	6,419
Benefits, losses, and loss adjustment expenses	1,778	620	7	1,204	—	2	3,611
Amortization of DAC	476	60	—	9	—	—	545
Insurance operating costs and other expenses	499	168	2	397	203	14	1,283
Restructuring and other costs	—	—	—	—	—	1	1
Interest expense	—	—	—	—	—	50	50
Amortization of other intangible assets	7	1	—	10	—	—	18
Total benefits, losses and expenses	2,760	849	9	1,620	203	67	5,508
Income (loss) before income taxes	702	42	9	134	56	(32)	911
Income tax expense (benefit)	129	8	1	26	11	(17)	158
Net income (loss)	573	34	8	108	45	(15)	753
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	573	34	8	108	45	(20)	748
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized losses (gains), excluded from core earnings, before tax	(13)	(2)	—	(1)	(5)	(9)	(30)
Restructuring and other costs, before tax						1	1
Integration and other non-recurring M&A costs, before tax	2	—	—	—	—	—	2
Change in deferred gain on retroactive reinsurance, before tax	(24)	—	—	—	—	—	(24)
Income tax expense (benefit)	8	1	(1)	—	1	3	12
Core earnings (loss)	$546	$33	$7	$107	$41	$(25)	$709

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended March 31, 2023
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$2,766	$739	$—	$1,558	$—	$—	$5,063
Fee income	10	8	—	51	241	9	319
Net investment income	338	38	16	110	3	10	515
Net realized gains (losses)	(19)	(1)	(3)	5	5	6	(7)
Other revenue	—	19	—	—	—	1	20
Total revenues	3,095	803	13	1,724	249	26	5,910
Benefits, losses, and loss adjustment expenses	1,679	588	3	1,210	—	2	3,482
Amortization of DAC	424	58	—	9	—	—	491
Insurance operating costs and other expenses	464	158	3	380	198	13	1,216
Restructuring and other costs	—	—	—	—	—	—	—
Interest expense	—	—	—	—	—	50	50
Amortization of other intangible assets	7	1	—	10	—	—	18
Total benefits, losses and expenses	2,574	805	6	1,609	198	65	5,257
Income (loss) before income taxes	521	(2)	7	115	51	(39)	653
Income tax expense (benefit)	100	(1)	1	23	10	(15)	118
Net income (loss)	421	(1)	6	92	41	(24)	535
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	421	(1)	6	92	41	(29)	530
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized losses (gains), excluded from core earnings, before tax	19	1	3	(5)	(5)	(6)	7
Restructuring and other costs	—	—	—	—	—	—	—
Integration and other non-recurring M&A costs, before tax	—	—	—	2	—	—	2
Change in deferred gain on retroactive reinsurance, before tax	—	—	—	—	—	—	—
Income tax expense (benefit)	(4)	—	(1)	1	1	—	(3)
Core earnings (loss)	$436	$—	$8	$90	$37	$(35)	$536

The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful.
DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this news release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this news release can be found below and in The Hartford's Investor Financial Supplement for first quarter 2024, which is available on The Hartford's website, https://ir.thehartford.com.
Annualized investment yield, excluding limited partnerships and other alternative investments - This non-GAAP measure is calculated as (a) the annualized net investment income, on a Consolidated, P&C or Group Benefits level, excluding limited partnerships and other alternative investments, divided by (b) the monthly average invested assets at amortized cost, as applicable, excluding derivatives book value and limited partnerships and other alternative investments. The Company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Annualized investment yield is the most directly comparable GAAP measure. A reconciliation of the annualized investment yield to annualized investment yield excluding limited partnerships and other alternatives investments for the quarterly periods ended March 31, 2024 and 2023 is provided in the table below.

	Three Months Ended
	Mar 31 2024	Mar 31 2023
	Consolidated
Annualized investment yield	4.1%	3.7%
Adjustment for income from limited partnerships and other alternative investments	0.2%	0.1%
Annualized investment yield excluding limited partnerships and other alternative investments	4.3%	3.8%

Book value per diluted share (excluding AOCI) - This is a non-GAAP per share measure that is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes that excluding AOCI from the numerator is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure. A reconciliation of book value per diluted share to book value per diluted share (excluding AOCI) is provided in the table below.

	As of
	Mar 31 2024	Dec 31 2023	Change
Book value per diluted share	$50.23	$49.43	1.6%
Per diluted share impact of AOCI	$9.95	$9.40	5.9%
Book value per diluted share (excluding AOCI)	$60.18	$58.83	2.3%

	As of
	Mar 31 2024	Mar 31 2023	Change
Book value per diluted share	$50.23	$44.27	13.5%
Per diluted share impact of AOCI	$9.95	$10.28	(3.2%)
Book value per diluted share (excluding AOCI)	$60.18	$54.55	10.3%

Core earnings - The Hartford uses the non-GAAP measure core earnings as an important measure of the Company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:
•Certain realized gains and losses - Generally realized gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.
•Restructuring and other costs - Costs incurred as part of a restructuring plan are not a recurring operating expense of the business.
•Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.
•Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.
•Integration and other non-recurring M&A costs - These costs, including transaction costs incurred in connection with an acquired business, are incurred over a short period of time and do not represent an ongoing operating expense of the business.
•Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.
•Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and excluding the deferred gain on retroactive reinsurance and related amortization of the deferred gain from core earnings provides greater insight into the economics of the business.
•Change in valuation allowance on deferred taxes related to non-core components of before tax income - These changes in valuation allowances are excluded from core earnings because they relate to non-core components of before tax income, such as tax attributes like capital loss carryforwards.
•Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.
In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.

Net income (loss) and net income (loss) available to common stockholders are the most directly comparable U.S. GAAP measures to core earnings. Core earnings should not be considered as a substitute for net income (loss) or net income (loss) available to common stockholders and does not reflect the overall profitability of the Company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, and core earnings when reviewing the Company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended March 31, 2024 and 2023, is included in this news release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this news release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended March 31, 2024.
Core earnings margin - The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin, calculated by dividing net income by revenues, is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses) as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended March 31, 2024 and 2023, is set forth below.

	Three Months Ended
Margin	Mar 31 2024	Mar 31 2023	Change
Net income margin	6.2%	5.3%	0.9
Adjustments to reconcile net income margin to core earnings margin:
Net realized gains, before tax	(0.1)%	(0.3)%	0.2
Integration and other non-recurring M&A costs, before tax	—%	0.1%	(0.1)
Income tax expense (benefit) on items excluded from core earnings	—%	0.1%	(0.1)
Core earnings margin	6.1%	5.2%	0.9

Core earnings per diluted share - This non-GAAP per share measure is calculated using the non-GAAP financial measure core earnings rather than the GAAP measure net income. The Company believes that core earnings per diluted share provides investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) available to common stockholders per diluted common share is the most directly comparable GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share and does not reflect the overall profitability of the Company's business. Therefore, the Company believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share and core earnings per diluted share when reviewing the Company's performance. A reconciliation of net income available to common stockholders per diluted common share to core earnings per diluted share for the quarterly periods ended March 31, 2024 and 2023 is provided in the table below.

	Three Months Ended
	Mar 31 2024	Mar 31 2023	Change
PER SHARE DATA
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$2.47	$1.66	49%
Adjustments made to reconcile net income available to common stockholders per diluted share to core earnings per diluted share:
Net realized losses (gains), excluded from core earnings, before tax	(0.10)	0.02	NM
Integration and other non-recurring M&A costs, before tax	0.01	0.01	—%
Change in deferred gain on retroactive reinsurance, before tax	(0.08)	—	NM
Income tax expense (benefit) on items excluded from core earnings	0.04	(0.01)	NM
Core earnings per diluted share	$2.34	$1.68	39%
[1] Net income available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity - The Company provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The Company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to the Company's business operations. The Company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition. A quantitative reconciliation of net income available to common stockholders ROE to core earnings ROE is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized gains and losses, which typically vary substantially from period to period.
A reconciliation of consolidated net income available to common stockholders ROE to consolidated core earnings ROE is set forth below.

	Last Twelve Months Ended
	Mar 31 2024	Mar 31 2023
Net income available to common stockholders ROE	18.5%	12.8%
Adjustments to reconcile net income available to common stockholders ROE to core earnings ROE:
Net realized losses excluded from core earnings, before tax	0.8%	3.3%
Restructuring and other costs, before tax	—%	0.1%
Loss on extinguishment of debt, before tax	—%	0.1%
Integration and other non-recurring M&A costs, before tax	0.1%	0.1%
Change in deferred gain on retroactive reinsurance, before tax	1.2%	1.5%
Income tax benefit on items not included in core earnings	(0.4)%	(1.1)%
Impact of AOCI, excluded from denominator of core earnings ROE	(3.6)%	(2.5)%
Core earnings ROE	16.6%	14.3%

Underlying combined ratio- This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable GAAP measure. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this news release under the heading "Business Results" for Commercial Lines" and "Personal Lines". A reconciliation of the combined ratio to underlying combined ratio for lines of business within the Company's P&C reporting segments is set forth below.

SMALL COMMERCIAL

	Three Months Ended
	Mar 31 2024	Mar 31 2023	Change
Combined ratio	89.0	90.8	(1.8)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(3.8)	(6.2)	2.4
Prior accident year development	4.3	4.9	(0.6)
Underlying combined ratio	89.6	89.5	0.1

MIDDLE & LARGE COMMERCIAL

	Three Months Ended
	Mar 31 2024	Mar 31 2023	Change
Combined ratio	94.0	97.6	(3.6)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(3.6)	(5.0)	1.4
Prior accident year development	(1.2)	(2.7)	1.5
Underlying combined ratio	89.2	89.9	(0.7)

GLOBAL SPECIALTY

	Three Months Ended
	Mar 31 2024	Mar 31 2023	Change
Combined ratio	87.8	88.7	(0.9)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(3.3)	(3.1)	(0.2)
Prior accident year development	0.7	(0.4)	1.1
Underlying combined ratio	85.3	85.2	0.1

PERSONAL LINES AUTO

	Three Months Ended
	Mar 31 2024	Mar 31 2023	Change
Combined ratio	103.9	110.2	(6.3)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(1.0)	(1.1)	0.1
Prior accident year development	1.6	(4.0)	5.6
Underlying combined ratio	104.4	105.1	(0.7)

PERSONAL LINES HOMEOWNERS

	Three Months Ended
	Mar 31 2024	Mar 31 2023	Change
Combined ratio	96.2	96.8	(0.6)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(18.7)	(17.8)	(0.9)
Prior accident year development	(0.5)	(0.1)	(0.4)
Underlying combined ratio	77.0	78.9	(1.9)

Underwriting gain (loss) - The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax non-GAAP measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the Company's investing activities. A reconciliation of net income to underwriting gain (loss) for the quarterly periods ended March 31, 2024 and 2023, is set forth below.
Underlying underwriting gain (loss) - This non-GAAP measure of underwriting profitability represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of net income (loss) to underlying underwriting gain (loss) for individual reporting segments for the quarterly periods ended March 31, 2024 and 2023, is set forth below.

COMMERCIAL LINES

	Three Months Ended
	Mar 31 2024	Mar 31 2023
Net income	$573	$421
Adjustments to reconcile net income to underwriting gain:
Net investment income	(391)	(338)
Net realized losses (gains)	(12)	19
Other expense	2	—
Income tax expense	129	100
Underwriting gain	301	202
Adjustments to reconcile underwriting gain to underlying underwriting gain:
Current accident year catastrophes	109	138
Prior accident year development	(56)	(23)
Underlying underwriting gain	$354	$317

PERSONAL LINES

	Three Months Ended
	Mar 31 2024	Mar 31 2023
Net income (loss)	$34	$(1)
Adjustments to reconcile net income (loss) to underwriting loss:
Net investment income	(50)	(38)
Net realized losses (gains)	(1)	1
Net servicing and other income	(4)	(6)
Income tax expense (benefit)	8	(1)
Underwriting loss	(13)	(45)
Adjustments to reconcile underwriting loss to underlying underwriting gain:
Current accident year catastrophes	52	47
Prior accident year development	(7)	20
Underlying underwriting gain	$32	$22

Underlying loss and loss adjustment expense ratio - This non-GAAP financial measure of the loss and loss adjustment expense ratio for Commercial Lines and Personal Lines represents the loss and loss adjustment expense ratio before catastrophes and prior accident year development. The loss and loss adjustment expense ratio is the most directly comparable GAAP measure. The underlying loss and loss adjustment expense ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year reserve development. A reconciliation of the loss and loss adjustment expense ratio to the underlying loss and loss adjustment expense ratio for the quarterly periods ended March 31, 2024 and 2023, is set forth below.

COMMERCIAL LINES

	Three Months Ended
	Mar 31 2024	Mar 31 2023	Change
Loss and loss adjustment expense ratio
Total losses and loss adjustment expenses	58.3	60.7	(2.4)
Current accident year catastrophes	(3.6)	(5.0)	1.4
Prior accident year development	1.8	0.8	1.0
Underlying loss and loss adjustment expense ratio	56.6	56.5	0.1

PERSONAL LINES

	Three Months Ended
	Mar 31 2024	Mar 31 2023	Change
Loss and loss adjustment expense ratio
Total losses and loss adjustment expenses	76.3	79.6	(3.3)
Current accident year catastrophes	(6.4)	(6.4)	—
Prior accident year development	0.9	(2.7)	3.6
Underlying loss and loss adjustment expense ratio	70.7	70.5	0.2

SAFE HARBOR STATEMENT
Certain of the statements contained herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” and similar references to future periods.
Forward-looking statements are based on management's current expectations and assumptions regarding future economic, competitive, legislative and other developments and their potential effect upon The Hartford Financial Services Group, Inc. and its subsidiaries (collectively, the "Company" or "The Hartford"). Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from expectations depending on the evolution of various factors, including the risks and uncertainties identified below, as well as factors described in such forward-looking statements; or in The Hartford’s 2023 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission.
◦Risks Relating to Economic, Political and Global Market Conditions: challenges related to the Company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, foreign currency exchange rates and market volatility; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties;
◦Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development, including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of another pandemic, civil unrest, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of thunderstorms, tornadoes, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the Company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the Company’s ability to effectively price its products and policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, including usage-based methods of determining premiums, advancements in certain emerging technologies, including machine learning, predictive analytics, “big data” analysis or other artificial intelligence functions, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing; the Company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues; political instability, politically motivated violence or civil unrest, which may increase the frequency and severity of insured losses; the ongoing effects of COVID-19, including exposure to COVID-19 business interruption property claims and the possibility of a resurgence of COVID-19 related losses in Group Benefits;
Financial Strength, Credit and Counterparty Risks: risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; capital requirements which are subject to many factors, including many that are outside the Company’s control, such as National Association of Insurance Commissioners ("NAIC") risk based capital formulas, rating agency capital models, Funds at Lloyd's and Solvency Capital Requirement, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; state and international regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risks associated with the use of analytical models in making decisions in key areas such as underwriting, pricing, capital management, reserving, investments, reinsurance and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the Company’s fair value estimates for its investments and the evaluation of intent-to-sell impairments and allowance for credit losses on available-for-sale securities and mortgage loans; the potential for impairments of our goodwill;
Strategic and Operational Risks: the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the potential for difficulties arising from outsourcing and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions; risks associated with acquisitions and divestitures, including the challenges of integrating acquired companies or businesses, which may result in our inability to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel, including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; the Company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; the impact of changes in federal, state or foreign tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.
Any forward-looking statement made by the Company in this document speaks only as of the date of this release. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The

Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.